Exhibit 10.7
September 8 2006
Philip Moody
918 Arlington Avenue
Berkley CA 94707
Dear Philip,
Offer of employment, Chief Financial Officer, Vice President Finance and Operations
We are pleased to offer you employment in the role of Chief Financial Officer of Peplin Limited (“Peplin”) and Peplin Operations USA, Inc. (the “Company”) based in the San Francisco Bay Area and reporting to the CEO of Peplin at a starting salary of $280,000 per annum. You will be an officer of Peplin and its subsidiaries and have accountability principally for all financial reporting, risk management and regulatory reporting and compliance activities of Peplin and its subsidiaries, either directly or through Peplin’s company secretary who will be a direct report to you. In this role you will sit on the Peplin’s executive management committee.
Employment
1.1	You will be an “at will employee” of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause or notice. Regular employment at Peplin Operations USA, Inc. is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the CEO of Peplin Limited.

1.2	Prior to February 6 2007 and subject to Article 1.3, if either you or the Company decides to terminate your employment with the Company without cause, 3 months prior written notice of termination must be given by the party seeking to terminate, after February 6 2007 the relevant notice period will be 6 months.

1.3	In the event the Company decides to terminate your employment without cause, the Company may terminate your employment immediately provided that it makes payment in lieu of the notice period referred to in Article 1.2.

1.4	Prior to December 31 2007 the Company will review its policy with regard to notice periods (on a change of control) for its relevant senior executives with reference to prevailing US market practice for comparable companies (in terms of their activities, size and structure).

1.5	The Company may terminate your employment immediately if you:
(a)	engage in misconduct;

(b)	commit a willful breach of or willfully neglect to perform or observe any of your obligations under this letter;

(c)	fail to observe or perform any of the duties or obligations imposed on you under your conditions of employment and do not correct such failure within 7 days of being instructed to do so in writing by the Company;

(d)	are convicted of or plead nolo contender to any felony or crime of moral turpitude; or

(e)	refuse to carry out the lawful directions of a superior.
2.	Employment details

2.1	Attached to this letter is Schedule 1. Schedule 1 sets out your current:
(a)	commencement date;

(b)	workplace;

(c)	salary;

(d)	medical and other benefit plans;

(e)	leave entitlements;

(f)	manner of salary payment; and

(g)	any other benefit that may be applicable to your employment.
2.2	To the extent that a matter is not addressed in this offer of employment, your engagement is governed by detailed policies applying from time to time to the conditions of staff employment, currently set out in the Company’s Policies and Procedures, copies of which are available for your inspection.

3.	Place of work

3.1	Your place of work is listed in Schedule 1. You acknowledge however that you may, from time to time, be requested to work temporarily at locations other than the place of work listed in Schedule 1. You will also be required to travel nationally and internationally as part of your duties.

4.	Hours of work

4.1	From time to time you may be required to work outside your normal hours of work in order to meet our business needs and your individual objectives. The expectation that your work hours will vary has been taken into consideration when determining your salary.

5.	Remuneration and performance

5.1	Your salary and performance will be reviewed regularly. There is no guarantee of an increase in your salary at each review.

5.2	The Company shall reimburse or meet the reasonable cost of expenses which are necessarily incurred by you in the performance of your duties and the discharge of your responsibilities in accordance with criteria determined from time to time by the Company. You must provide receipts or other evidence of payment and the purpose of each expense to support each claim or outlay.

5.3	You may elect certain benefits from time to time at your own expense. In the event you do so, you authorize the Company to deduct the expense from your regular pay.

6.	Bonuses and incentives

Options

6.1	You will receive, subject to Peplin Ltd board approval, 1,800,000 one-off ‘sign-on’ options in Peplin Ltd. Subject to your continuing employment with Peplin these options will vest in three annual tranches of 600,000, 600,000 and 600,000 with the first vesting as at 1 January 2007. These options will have a strike price equal to the average of the closing share price of Peplin Ltd shares as quoted on the Australian Stock Exchange over the five trading days preceding the date of grant and an expiration date of 31 December 2011.

STI and LTI

6.2	You shall, in addition to the salary detailed in the Schedule 1, be eligible to participate in annual short term incentive (“STI”) and long term incentive (“LTI”) arrangements based upon a complete year in your position as follows:
(a)	Up to thirty per cent (30%) of your salary will be available as a maximum incentive on the achievement of individual, team and Company goals agreed by you and the CEO. In broad terms, this bonus element will be apportionable over these goals in the ratio 50:25:25. Your maximum STI for 2006 is 30% x $280,000 = $84,000, pro-rata for the period of your commencement through to December 31, 2006.

(b)	From time to time as determined by the Board of Peplin Limited, an additional LTI may be made available to you based upon the level of achievement of personal and corporate performance. This LTI will be expressed as a right to shares, performance rights or options in Peplin Limited at a determination point or points in the future. Participation by eligible persons employed by the Company must be approved by the Board of Peplin Limited. Peplin Operations USA’s policy in this respect is that target LTI’s in general should be twice the annual STI.
7.	Vacation entitlements

7.1	You will be entitled to 20 days vacation per year to be taken at a time mutually agreeable to you and the Company. In addition, you will receive 8 paid public holidays per year together with 2 floating holidays.

7.2	You may not accrue more than 30 days of accrued, unused vacation time. In the event you accrue 30 days of unused vacation time, you will not accrue further vacation time until you have used some of the accrued, unused vacation time.

7.3	Accrued, unused vacation time is paid upon termination of employment.

8.	Sick/carer’s leave

8.1	You are entitled to 10 days paid sick leave in any year. Sick leave entitlements are cumulative.

8.2	Sick leave is not paid out upon termination of employment.

8.3	For an absence in excess of five days, you must provide a medical certificate which sets out the nature of your illness and the approximate period of absence from work.

8.4	You are entitled to family and medical care leave in accordance with US federal and California state law as in effect from time to time.

9.	Your duties

9.1	The duties of your position are set out in Schedule 2 and include those advised by us from time to time.

9.2	While employed by us, you are expected to devote your full working time and attention to us, and you will not:
(a)	perform your duties other than for us or on our behalf; or

(b)	engage in any other employment, business or profession, without written permission.
9.3	You will at all times act in the best interests of our business. You must comply with all lawful and reasonable directions we give you.

9.4	You will not accept any payment or other benefit from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by us or on our behalf. You must disclose to us any of your interests which may compete or conflict with our interests.

10.	When your employment ends

On termination, you will immediately return all property belonging to us, including any Confidential Information, documents, records, computer disks, keys and any other property.

11.	Protection of our goodwill

11.1	In consideration of your employment and to protect our goodwill, you agree that you will not in any capacity, directly or indirectly:
(a)	for the period of employment and for a period of 6 months after termination of employment, solicit or entice or endeavor to solicit or entice, any director, manager, officer, employee, or contractor of ours to terminate his or her relationship with us or become employed by or a contractor to any other person or entity; or

(b)	for the period of employment and any time thereafter, use any of the Company’s Confidential Information, as defined in section 12 below, belonging to us to:
•	solicit or entice or endeavor to solicit or entice from us using any trade secret of the company, the business of any person who, during your employment, has been a customer, supplier, distributor or licensee of ours, and who you have had dealings with in the 12 months prior to termination;

•	solicit or persuade using any trade secret of the company any person who has dealt with us during the term of your employment, or is in the process of negotiating with us at the date of termination or completion of this Agreement, to cease doing business with us; or

•	solicit or entice using any trade secret of the company or endeavor to solicit or entice any person to do business with yourself or any other person or entity.
11.2	You acknowledge that any of the activities described in 11.1(a) or 11.1(b) is unfair competition. Article 11.1 will have a cumulative effect of several separate restraints for each activity listed in 11.1(a) and 11.1(b). All possible combinations must be complied with.

11.3	The validity of each separate restraint will not be affected by the invalidity, if any, of any other restraint.

11.4	You may seek our consent in writing to be released from any restraint contained in this Article 11.

12.	Policies

12.1	To help our business operate lawfully, safely and efficiently, we have policies and procedures (including but not limited to those referred to at Articles 13 and 14 below) which set out various rights, obligations duties and procedures relevant to your employment. You will be expected to comply with these policies and procedures. Serious breaches of our policies and procedures could result in termination of your employment.

12.2	To meet the changing environment in which we operate, it will be necessary to change these policies and procedures from time to time. You will be given notice of the changes and will be required to follow the changed policies and procedures.

13.	Intellectual property

You must comply with the Company’s policy on intellectual property.

14.	Confidential information

You must comply with the Company’s policy on confidential information.

15.	Interpretation

15.1	If any term of your contract of employment is found to be or becomes unenforceable or contrary to law, it will be severed and this will not in any way affect the enforceability of the remaining terms.

15.2	The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of California.

15.3	You and the Company agree that, if a dispute arises concerning or relating to your employment with the Company, the dispute shall be submitted to binding arbitration pursuant to the Federal Arbitration Act using the rules for the resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall take place in San Francisco County, California, and both you and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with American Arbitration Association (“AAA”) rules and procedures. Any arbitration under this Article shall be conducted in accordance with the AAA rules and procedures then applicable to employment disputes except as otherwise specified in this Article, and shall provide for reasonable discovery. The cost of any arbitration under this Article shall be born equally by the parties; provided, however, to the extent any costs are unique to arbitration and/or would exceed the costs you would incur in a court of competent jurisdiction, those costs shall be born by the Company. Except as set forth in this Article, you and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from your employment with the Company, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be rendered in writing, final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief the arbitrator deems appropriate. The parties shall each bear their own attorney’s fees, provided however, that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees to the extent authorized by applicable law.

15.4	Subject to our right to amend our policies and procedures and change your duties, any amendment to this agreement is not binding unless agreed between you and the Company and recorded in writing.

15.5	This letter together with our policies and procedures is the entire agreement and understanding between you and the Company on everything connected with your employment.

15.6	Any prior agreement or understanding on anything connected with your employment is superseded by this letter.

16.	Obligations owed to related entities bodies corporate

16.1	Throughout this letter are references to ‘we’, ‘us’, ‘our business’, ‘our goodwill’, ‘our employees’ and ‘our customers, clients or suppliers’. These references are references not only to Peplin Operations USA, Inc. but also to any of our affiliates, so that your duties and obligations set out in the following Articles of this letter apply not only to Peplin Operations USA, Inc. but also to our affiliates:
(a)	Article 11 – Protection of our goodwill.

(b)	Article 12 – Policies.

(c)	Article 13 – Intellectual property.

(d)	Article 14 – Confidential Information.
Please confirm your acceptance of the terms of your employment by signing and returning this copy. You should retain a copy for your records.
You acknowledge that you have been given the opportunity by us to seek independent advice prior to entering into this agreement.
Yours sincerely,

/s/ Michael Aldridge

Michael Aldridge, President and Director, Peplin Operations USA, Inc.
I, Philip K. Moody, accept that the contents of this letter represent the terms of my employment.

/s/ Philip K. Moody	Date: 09 / 08 / 06
Philip K. Moody

SCHEDULE 1

Employer:	Peplin Operations USA, Inc.

Employee’s full name:	Philip K. Moody

Date of agreement:	8 September 2006

Date of commencement:	4 September 2006

Workplace:	San Francisco Bay Area

Remuneration:	US$280,000 base salary per annum

Manner of salary payment:	Bi monthly in advance, into an account nominated by you

Benefit plans:	Employee, employee’s dependents and domestic partner shall be entitled to participate in all medical benefit plans, including dental and vision plans, when and as such plans are implemented and generally made available to officers of the Company. In addition employee will receive life insurance, short-term disability, long-term disability, and accidental death or dismemberment coverage at no cost and may participate in 401(k), savings and investment plans and flexible spending accounts if they are made available. Please refer to the Company’s policies and procedures for further information on such plans.

Cell phone and home internet:	Employee will be provided with a cell phone, at no cost to Employee, to be used for Company related calls or will be eligible to claim reimbursement for reasonable Company related call costs from using Employee’s personal cell phone.

Employee will be entitled to claim reimbursement of the cost of installing and maintaining internet access at your home

Other Benefits:	Other than as set forth in this Schedule 1 and the accompanying offer letter, there are no other benefits.

Paid leave entitlements:	Paid leave entitlements shall be as set forth in the accompanying offer letter.

SCHEDULE 2
Position Description
Your position is ‘Chief Financial Officer, Vice President Finance and Operations’ based in the San Francisco Bay Area and reporting to the Chief Executive Officer of Peplin Limited. In this role, you have accountability for:
(a)	You will be an officer of Peplin Limited and the Company and have accountability principally for financial reporting, risk management and regulatory reporting and compliance activities of Peplin and its subsidiaries, either directly or through Peplin’s company secretary who will be a direct report to you.

(b)	You will sit on the Peplin’s executive management committee.

(c)	In addition you will be responsible for
(i)	financial planning, budgeting and financial modeling

(ii)	capital resources and investor relations

(iii)	tax planning, tax reporting and tax filing both Australian and international

(iv)	operations, administration and information systems, legal and intellectual property functions

(v)	oversight of the secretarial function and board reporting